EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-52526, 33-52528, 33-92208, 33-92184, 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-114090, 333-123688, 333-142878, 333-167572, 333-174995 and 333-191512 on Form S-8 and Registration Statement No. 333-233771 on Form S-3 of our reports dated November 15, 2019, relating to the financial statements of Starbucks Corporation, and the effectiveness of Starbucks Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Starbucks Corporation for the year ended September 29, 2019.
/s/ Deloitte & Touche LLP
Seattle, Washington
November 15, 2019